UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2013 (August 1, 2013)

American Realty Capital Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-187092	90-0929989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Tractor Supply Store – Vernon, Connecticut

On August 1, 2013, following the completion of its due diligence review of a Tractor Supply store located in Vernon, Connecticut, American Realty Capital Trust V, Inc. (the “Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the property on that same date. Pursuant to the terms of the purchase and sale agreement dated as of June 12, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the Tractor Supply store located in Vernon, Connecticut set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Dollar General Store – Meraux, Louisiana

On August 2, 2013, following the completion of its due diligence review of a Dollar General store located in Meraux, Louisiana, the Company finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the property on that same date. Pursuant to the terms of the purchase and sale agreement dated as of June 27, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the Dollar General store located in Meraux, Louisiana set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Tractor Supply Store – Vernon, Connecticut

On August 1, 2013, the Company closed its acquisition of the fee simple interest in a Tractor Supply store located in Vernon, Connecticut for a contract purchase price of $4.1 million, exclusive of closing costs. The Company acquired the property through a wholly owned subsidiary of its operating partnership. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition with cash from its ongoing initial public offering.

The property is 100% leased to Tractor Supply Company (NASDAQ: “TSCO”). The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information about the property relating to the seller, lease commencement and termination dates, rentable square feet, annualized rental income, rental escalations and renewal options.

Seller	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Rental Income	Rental Escalations	Renewal Options
Amigos 3, LLC	November 2012	November 2027	19,097	$0.3 million	10% every five years	Four Five-Year Options

Dollar General Store – Meraux, Louisiana

On August 2, 2013, the Company closed its acquisition of the fee simple interest in a Dollar General store located in Meraux, Louisiana for a contract purchase price of $2.3 million, exclusive of closing costs. The Company acquired the property through a wholly owned subsidiary of its operating partnership. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition with cash from its ongoing initial public offering.

The property is 100% leased to a subsidiary of Dollar General Corporation (NYSE: “DG”), which guarantees the lease and carries an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information about the property relating to the seller, lease commencement and termination dates, rentable square feet, annualized rental income, rental escalations and renewal options.

Seller	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Rental Income	Rental Escalations	Renewal Options
Meraux DG, LLC	January 2013	January 2028	12,480	$0.2 million	3% increase in Year 11	Four Five-Year Options

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary audited and unaudited financial statements of Tractor Supply Company, described under Item 2.01 of this Current Report on Form 8-K.

Tractor Supply Company currently files its audited and unaudited financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary audited and unaudited financial data regarding Tractor Supply Company are taken from such filings:

(Amounts in Thousands)		Fiscal Year Ended
	Fiscal Six Months Ended June 29, 2013 (Unaudited)	December 29, 2012 (Audited)	December 31, 2011 (Audited)	December 25, 2010 (Audited)
Statement of Operations Data
Net sales	$2,541,605	$4,664,120	$4,232,743	$3,638,336
Operating income	265,902	436,792	352,703	266,224
Net income	167,586	276,457	222,740	167,972
Condensed Consolidated Balance Sheets
Total assets	1,846,424	1,706,808	1,594,832	1,463,474
Long-term debt	123,145	121,329	125,917	103,668
Total stockholders’ equity	1,143,747	1,024,974	1,008,290	933,242

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST V, INC.

Date: August 7, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors